Exhibit 1.01

Conflict Minerals Report

Cabela’s Incorporated (“Cabela’s” or the “Company”) is a leading specialty retailer, and the world’s largest direct marketer, of hunting, fishing, camping, and related outdoor merchandise. Certain products that Cabela’s contracts to manufacture contain tin, tantalum, tungsten, and/or gold (“Conflict Minerals”) that are necessary to the functionality or production of such products. In most cases, Cabela’s has no influence on the design, specification, materials selection, or manufacturing processes for such products. The Company is filing this Conflict Minerals Report for the year ended December 31, 2014, because it has reason to believe (based on its reasonable country of origin inquiry) that certain of the products that it contracts to manufacture contain necessary Conflict Minerals that originated in the Democratic Republic of the Congo or an adjoining country (the “Covered Countries”).

I.	Reasonable Country of Origin Inquiry

Cabela’s has adopted a Conflict Minerals policy and has communicated its policy to relevant employees and first-tier suppliers. The Company has also incorporated standards regarding Conflict Minerals in its Vendor Code of Conduct.

As a downstream company, Cabela’s does not maintain a direct relationship with smelters or refiners, and must rely solely on the declarations of upstream suppliers, contracted to manufacture Cabela’s private-label and exclusive products on its behalf, to provide information regarding the use of Conflict Minerals in component parts or raw materials and on those suppliers seeking similar information within their supply chains to identify the original sources of the necessary Conflict Minerals. Cabela’s also relies on information collected and provided by independent third party audit programs. Such sources of information may yield inaccurate or incomplete information. Efforts were undertaken on products sourced directly by, and manufactured for, Cabela’s in 2014.

Cabela’s efforts to determine the mine or location of origin of the Conflict Minerals that are necessary to the functionality or production of the products that it contracted to manufacture included review of the questionnaires submitted by its first-tier suppliers (as described below) as well as publicly available lists of smelters and refiners that are compliant with the Conflict Free Smelter Program or similar validation programs. Cabela’s defines a first-tier supplier as a supplier having a direct commercial relationship with the original equipment manufacturer, meaning the first-tier supplier sells materials or component parts, which have been aggregated by suppliers throughout the supply chain, to the original equipment manufacturer for final assembly.

To implement the reasonable country of origin inquiry (“RCOI”), Cabela’s asked its first-tier suppliers to complete the Conflict-Free Sourcing Initiative Conflict Minerals Reporting Template as a means to collect information regarding the presence and sourcing of Conflict Minerals used in the products supplied to Cabela’s. Information was collected and stored using an online platform provided by a third party vendor.

An introduction email was sent to first-tier suppliers describing the compliance requirements and requesting conflict minerals information. Following the initial introductions to the program and information request, up to eleven reminder emails were sent to each non-responsive supplier requesting template completion. Suppliers who remained non-responsive to email reminders were contacted by telephone to determine the reason for the delay and to provide further assistance for completing the request. An escalation process which includes the Conflict Minerals Assessment Team and senior management was initiated for suppliers who continued to be non-responsive.

Supplier responses were evaluated for plausibility, consistency, and gaps. Additional supplier contacts were conducted to address issues including incomplete data on reporting templates, responses that did not identify smelters or refiners for listed metals, and organizations that were identified as smelters or refiners, but not verified as such through further analysis and research.

II.	Due Diligence

Design of Due Diligence Measures

Cabela’s designed its overall conflict minerals due diligence measures based on, and in conformity with, the five step framework of OECD (2013), OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Second Edition. Cabela’s believes its due diligence measures were reasonably designed and performed in good faith.

Due Diligence Measures Performed

As part of its due diligence measures, Cabela’s asked its first-tier suppliers to complete the Conflict-Free Sourcing Initiative Conflict Minerals Reporting Template. The Conflict-Free Sourcing Initiative Conflict Minerals Reporting Template, developed by several of the world’s leading consumer electronics brands, is one of the most common reporting tools for Conflict Minerals content and sourcing information worldwide.

Following RCOI evaluation and verification, further investigation was conducted on vendors perceived to be high risk. The first-tier suppliers’ responses to Conflict Minerals information requests were then collated and reported to senior management. Updates were also provided as to the status of responses, including updates on monitoring and tracking corrective action and risk mitigation efforts.

In addition to the steps described above, Cabela’s has developed a risk mitigation plan that allows for continued trade with a supplier during the supplier’s risk mitigation efforts. The Company has also supported the development and implementation of independent third party audits of a smelter’s or refiner’s sourcing through our policy and procurement practices in order to encourage suppliers to purchase materials from audited smelters and refiners.

III.	Due Diligence Results

The Cabela’s products that it contracted to manufacture that contain necessary Conflict Minerals include apparel, footwear, firearms/shooting products, archery/optics/hunting equipment, camping/outdoors products, home products/gifts, fishing products, and power sports products. As Cabela’s received limited information from its first-tier suppliers, it was unable to conclusively determine that none of these products contain necessary Conflict Minerals that directly or indirectly financed or benefitted armed groups in the Covered Countries.

Below is a list of facilities identified by our first-tier suppliers that processed Conflict Minerals for the products listed above in 2014 (if known), the country of origin for the Conflict Minerals processed by such facilities (if known), and the conflict-free status of such facilities (if known). We have been unable to definitively link the identified smelters/refiners to only those products/materials in our supply chain; therefore, our smelter/refiner list likely contains more processing facilities than are actually in our supply chain.

Smelter or Refiner Facility Name†
Metal: Gold
Allgemeine Gold-und Silberscheideanstalt A.G.*
AngloGold Ashanti Córrego do Sítio Minerção*
Argor-Heraeus SA*
Asahi Pretec Corporation*
Atasay Kuyumculuk Sanayi Ve Ticaret A.S.*
Aurubis AG*
Bangko Sentral ng Pilipinas (Central Bank of the Philippines)*
Boliden AB*
Caridad
CCR Refinery - Glencore Canada Corporation*
C. Hafner GmbH + Co. KG*

Chimet S.p.A.*
Dowa Mining Co., Ltd.*
Heimerle + Meule GmbH*
Heraeus Ltd. Hong Kong*
Heraeus Precious Metals GmbH & Co. KG*
Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited
Jiangxi Copper Company Limited
Johnson Matthey Inc*
Johnson Matthey Ltd*
Kennecott Utah Copper LLC*
Materion*
Matsuda Sangyo Co., Ltd.*
Metalor Technologies (Hong Kong) Ltd*
Metalor Technologies SA*
Metalor USA Refining Corporation*
Ohio Precious Metals, LLC*
PAMP SA*
Rand Refinery (Pty) Ltd*
Royal Canadian Mint*
SEMPSA JoyerÃa PlaterÃa SA*
Shandong Zhaojin Gold & Silver Refinery Co. Ltd*
Solar Applied Materials Technology Corp.*
Sumitomo Metal Mining Co., Ltd.*
Tanaka Kikinzoku Kogyo K.K.*
The Refinery of Shandong Gold Mining Co. Ltd*
Umicore SA Business Unit Precious Metals Refining*
United Precious Metal Refining, Inc.*
Valcambi SA*
White Solder Metalurgia e Mineração Ltda.*
Zhongyuan Gold Smelter of Zhongjin Gold Corporation*
Zijin Mining Group Co. Ltd*
Countries of origin for these facilities are believed to include:
Argentina, Australia, Bolivia, Brazil, Canada, Chile, China, Democratic Republic of the Congo, France, Ghana, Guinea, Guyana, Indonesia, Italy, Japan, Kazakhstan, Kyrgyzstan, Laos, Malaysia, Mali, Mexico, Mongolia, Mozambique, Namibia, Papua New Guinea, Peru, Philippines, Russia, Saudi Arabia, South Africa, Spain, Suriname, Sweden, Tajikistan, Thailand, Turkey, United Kingdom, United States, Uzbekistan, Zambia.  Covered Countries were identified only for CFSI audited facilities.

Metal: Tantalum
Jiujiang Tanbre Co., Ltd.*
Mitsui Mining and Smelting Co., Ltd.*
Taki Chemicals*
Telex*
Ulba*
Countries of origin for these facilities are believed to include:
Australia, Brazil, Burundi, Canada, China, Democratic Republic of the Congo, Ethiopia, Mozambique, Russia, Rwanda. Covered Countries were identified only for CFSI audited facilities.
Metal: Tin
Alpha*
China Tin Group Co., Ltd.
CNMC (Guangxi) PGMA Co. Ltd.
Cooper Santa

CV Nurjanah
CV Serumpun Sebalai
CV United Smelting*
Empresa Metallurgica Vinto*
Fenix Metals
Gejiu Non-Ferrous Metal Processing Co. Ltd.*
Gejiu Zi-Li
Huichang Jinshunda Tin Co. Ltd
Jiangxi Nanshan
Linwu Xianggui Smelter Co
Malaysia Smelting Corporation (MSC)*
Metallo Chimique*
Mineração Taboca S.A.*
Minsur*
Mitsubishi Materials Corporation*
Novosibirsk Integrated Tin Works
Operaciones Metalurgical S.A.*
PT Alam Lestari Kencana
PT Artha Cipta Langgeng*
PT Babel Inti Perkasa*
PT Babel Surya Alam Lestari
PT Bangka Kudai Tin
PT Bangka Putra Karya*
PT Bangka Timah Utama Sejahtera
PT Bangka Tin Industry*
PT Belitung Industri Sejahtera*
PT BilliTin Makmur Lestari
PT Bukit Timah*
PT DS Jaya Abadi*
PT Eunindo Usaha Mandiri*
PT Fang Di MulTindo
PT HP Metals Indonesia
PT Justindo
PT Koba Tin
PT Mitra Stania Prima
PT Pelat Timah Nusantara Tbk*
PT Prima Timah Utama*
PT Refined Banka Tin*
PT Sariwiguna Binasentosa*
PT Stanindo Inti Perkasa*
PT Sumber Jaya Indah
PT Tambang Timah*
PT Timah (Persero), Tbk*
PT Tinindo Inter Nusa*
PT Yinchendo Mining Industry
RUI DA HUNG
Soft Metais, Ltda.
Thairasco*
White Solder Metalurgia e Mineração Ltda.*
Yunnan Chengfeng Non-ferrous Metals Co., Ltd.

Yunnan Tin Company Limited*
Countries of origin for these facilities are believed to include:
Australia, Bolivia, Brazil, Burundi, China, Democratic Republic of the Congo, Indonesia, Malaysia, Mexico, Myanmar, Niger, Nigeria, Peru, Portugal, Russia, Rwanda, Spain, Thailand. Covered Countries were identified only for CFSI audited facilities.

Metal: Tungsten
Chongyi Zhangyuan Tungsten Co., Ltd.
Ganzhou Huaxing Tungsten Products Co., Ltd.*
Ganzhou Non-ferrous Metals Smelting Co., Ltd.
Ganzhou Seadragon W & Mo Co., Ltd.*
Global Tungsten & Powders Corp.*
Guangdong Xianglu Tungsten Industry Co., Ltd.
H.C. Starck GmbH
Jiangxi Xinsheng Tungsten Industry Co., Ltd.
Kennametal Fallon
Kennametal Huntsville
Wolfram Company CJSC
Xiamen Tungsten Co., Ltd.*
Xinhai Rendan Shaoguan Tungsten Co., Ltd.
Countries of origin for these facilities are believed to include:
Australia, Bolivia, Brazil, Canada, China, Peru, Portugal, Russia, Rwanda, Spain, Thailand, United States, Vietnam. Covered Countries were identified only for CFSI audited facilities.

†	Smelter or refiner facility names as reported by the Conflict Free Sourcing Initiative as of April 15, 2015.
*	Denotes smelters or refiners which have received a “conflict free” designation from an independent third party audit program as of April 15, 2015.

IV.	Future Measures

Cabela’s is continuing to refine its systems for identifying relevant suppliers and obtaining additional and more reliable information from each such supplier regarding such supplier’s supply chain. Cabela’s is also continuing to communicate its expectations and information requirements to its first-tier suppliers and will continue to undertake additional fact and risk assessments as necessary.